Exhibit 10.4

Bank of America, N.A.

WA1-501-17-32

800 Fifth Avenue, Floor 32

Seattle, WA  98104

May 15, 2008

Prospect Medical Group, Inc.

1920 East 17th Street, Suite 200

Santa Ana, CA 92705

Re:  Letter agreement regarding Divestiture Plan

Ladies and gentlemen:

This letter is the side letter referenced in Section 4(i) of that certain Second Amendment to Second Lien Credit Agreement, Waiver and Consent dated as of May 15, 2008 (the “Amendment”) among Prospect Medical Holdings, Inc. (“Holdings”), Prospect Medical Group, Inc. (“Prospect” and, collectively with Holdings, the “Borrowers” and each, individually, a “Borrower”), Bank of America, N.A., as Administrative Agent (in such capacity, the “Second Lien Administrative Agent”), and the lenders party thereto (collectively, the “Second Lien Lenders”).  Terms not otherwise defined herein shall have the meaning assigned thereto in the Amendment.

In connection with the execution of the Amendment, the Second Lien Administrative Agent and the Second Lien Lenders require, and the Borrowers hereby agree to provide, each in form and substance satisfactory to the Second Lien Administrative Agent and the Second Lien Lenders and otherwise agree that:

(a)           Within 30 days following the end of each month (commencing with the month of June 2008 and continuing until June 2009), the Borrowers shall deliver updates to the Divesture Plan (as defined in that certain side letter executed on April 10, 2008 among the Borrowers and the Second Lien Administrative Agent, as amended from time to time), including, among other things, updates regarding progress and status of the projected milestones, timing of planned sales, and identification of assets targeted for sale and such other updates as the Required Lenders may request from time to time.

(b)           Following each update delivered in accordance with the above paragraph (a), and at such other times as the Required Lenders may request, management of the Borrowers agrees to participate in conference calls with the Second Lien Lenders and discuss each such update.  Such discussion may, at the request of the Required Lenders, include participation by Cain Brothers and representations therefrom.  In addition, the Borrowers agree that the Lenders, through the Administrative Agent, may contact Cain Brothers directly for updates, status reports, questions and any similar matters.

(c)           The Borrowers shall complete the sale of (i) the Antelope Valley Entities (as defined in the Divesture Plan) no later than June 30, 2008 and in accordance with the terms set forth in the Amendment and (ii) the ProMed Entities (as defined in the Divesture Plan) no later than December 31, 2008 on terms and conditions reasonably satisfactory to the Second Lien Administrative Agent and the Required Lenders.

To the extent that the Borrowers sell the ProMed Entities prior to the month of December, 2008, for purposes of the Minimum Consolidated EBITDA covenant calculation set forth in the Second Lien Credit Agreement, the applicable Minimum Consolidated EBITDA amount required thereby shall be reduced by the Consolidated EBITDA attributable to the ProMed Entities for the twelve-month period most recently ended prior to such sale, and for which financial statements have been delivered pursuant to Section 6.01(a), (b) or (c) of the Second Lien Credit Agreement.

The Borrowers, by their execution hereof, hereby acknowledge and agree that the foregoing requirements set forth above constitute further, supplemental covenants to Section 6.01 of the Second Lien Credit Agreement, and that failure to so provide such items within the time period specified above or failure to so complete the sale of each of the Antelope Valley Entities and the ProMed Entities prior to the dates specified above shall result in an Event of Default in accordance with Section 8.01(b) of the Second Lien Credit Agreement.

This side letter shall become effective concurrently with the effectiveness of the Amendment and shall constitute a Loan Document.  Each provision set forth in Sections 5 through 17 of the Amendment shall be applicable hereto and incorporated by reference, mutatis mutandis, as if set forth verbatim herein.

[Signature Pages Follow]

Very truly yours,

BANK OF AMERICA, N.A., as First Lien Administrative Agent on behalf of itself and the First Lien Lenders

By:	/s/ Tiffany Shin
Name:	Tiffany Shin
Title:	Assistant Vice President

[Prospect – Second Lien Side Letter]

Accepted and Agreed:

PROSPECT MEDICAL HOLDINGS, INC.

By:	/s/ Samuel S. Lee
Name:	Samuel S. Lee
Title:	Chief Executive Officer

PROSPECT MEDICAL GROUP, INC.

By:	/s/ Jacob Y. Terner
Name:	Jacob Y. Terner, M.D.
Title:	Chief Executive Officer

[Prospect – Second Lien Side Letter]